Exhibit 99

[Devon Energy Corporation Letterhead]   [Santa Fe Snyder Corporation Letterhead]

FOR IMMEDIATE RELEASE

          Devon Energy Corporation          Santa Fe Snyder Corporation

Media contacts:     Vince White                   Kathy E. Hager
                    VP Communications & IR        VP, Public Affairs
                    (405) 552-4505                (713) 507-5315

Investor contacts:  Zack Hager                    John O'Keefe
                    Investor Relations            VP, Investor Relations
                    (405) 552-4526                (713) 507-5775

            DEVON ENERGY AND SANTA FE SNYDER COMPLETE MERGER

OKLAHOMA CITY and HOUSTON - August 29, 2000 - Devon Energy Corporation (AMEX:DVN, TSE:NSX) and Santa Fe Snyder Corporation (NYSE:SFS) today completed their merger, which was announced on May 26, 2000. Shareholders of both companies overwhelmingly approved the merger at special meetings of shareholders on August 29, 2000. Approximately 93 percent of shares represented at the Devon meeting were cast in favor of the merger. Of the shares represented at the Santa Fe Snyder meeting, approximately 99 percent were cast in favor of the merger.

Terms of the Merger
-------------------

In the merger, each Santa Fe Snyder common share was converted into .22 shares of Devon common stock. Conversion requires issuance of 40.6 million additional Devon common shares, resulting in total shares outstanding of 127.7 million. Former Santa Fe Snyder shareholders own approximately 32 percent of the combined company. Historical Devon shareholders own approximately 68 percent of the combined company. The transaction will be accounted for as a pooling of interests.

The Merged Company
------------------

With completion of the merger, Devon Energy Corporation now ranks among the top five U. S.-based independent oil and gas producers in terms of market capitalization, total proved reserves and annual production. Devon has a major stake in the North American natural gas market, both now and prospectively. The company also has a growing international presence. With the merger:

o Devon's headquarters will remain in Oklahoma City. Division offices will be located in Oklahoma City, Houston and Calgary.

o The company has an enterprise value of approximately $9 billion.

o As of December 31, 1999, total proved reserves approximated 1.1 billion barrels of oil equivalent.

o About 65 percent of Devon's proved reserves are located in the United States.

o Canadian operations, representing about 11 percent of Devon's proved reserves, are conducted by its Northstar subsidiary.

o The company has reserves outside North America in Azerbaijan, Southeast Asia and South America.

o Current production is 58 percent natural gas and 42 percent liquids.

o The company expects capital spending to exceed $900 million in 2000.

o Devon holds over 32 million net undeveloped acres on which to explore for new oil and gas reserves.

o The company expects to realize $30 to $35 million in annual cost savings.

J. Larry Nichols, Devon's President and CEO commented, "I believe we have created a truly great company with this transaction, and I warmly welcome our many new employees and shareholders. Our merger with Santa Fe Snyder is an extraordinary match of properties, people and purpose."

James L. Payne, Vice-Chairman of Devon said, "This transaction propels Devon to the top tier of U. S.-based independents. Devon's combination of oil and gas assets, financial resources and human resources make us a world-class competitor in the search for new reserves."

Devon Added to S&P 500
----------------------

Devon will be added to the S&P 500 Index after the close of business on August 29, 2000. The S&P 500 Index consists of 500 stocks chosen for market size, liquidity and industry group representation. The S&P 500 Index is one of the most widely used benchmarks of U. S. equity performance.

Exchange and Transmittal of Shares
----------------------------------

Shareholders of Santa Fe Snyder will receive written instructions for exchanging their current shares for shares of Devon. The exchange and transmittal process will begin promptly. Questions concerning this process should be directed to the Exchange Agent, Equiserve Trust Company, at its toll free number (800) 733-5001. Current Devon shareholders will retain their existing shares.

Devon Energy Corporation is an independent energy company engaged in oil and gas property acquisition, exploration and production. It is one of the top five public independent oil and gas companies based in the United States, as measured by oil and gas reserves. Approximately 76 percent of the company's proved reserves are located in North America. Also, Devon has significant international operations in Azerbaijan, Southeast Asia and South America. Shares of Devon Energy Corporation trade on the American Stock Exchange under the symbol DVN. Devon's exchangeable shares (resulting from Northstar, Devon's wholly-owned Canadian operating unit) trade on the Toronto Stock Exchange under the symbol NSX.

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